Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Janus Investment Fund of our report dated November 20, 2025, relating to the financial statements and financial highlights, which appear in Janus Henderson U.S. Dividend Income Fund’s Annual Report on Form N-CSR for the year ended September 30, 2025. We also consent to the reference to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights Tables" in such Registration Statement.

{/s/ PricewaterhouseCoopers LLP}

Denver, Colorado
October 29, 2026